Exhibit 10.9

Kellwood Company

600 Kellwood Parkway

Chesterfield, MO 63017

June 11, 2013

Jill Granoff

CEO

Kellwood Company

1441 Broadway, 6th Floor

New York, NY 10018

Re:	Employment Agreement dated May 4, 2012, as amended to date (“Employment Agreement”)

Dear Jill:

As discussed, the Company hereby acknowledges that an Actual Debt Recovery occurred as a result of the $10,000,000 payment by the Company to reduce the aggregate principal amount of indebtedness under that certain Term Loan Agreement, dated as of October 19, 2011, among the Company and its domestic subsidiaries from time to time party thereto as borrowers, the lenders from time to time party thereto and Cerberus Business Finance, LLC as collateral agent (the “Ableco Payment”). Pursuant to Section 4(b)(ii) of the Employment Agreement, you have earned and are entitled to receive a Debt Recovery Bonus of $440,000 within 60 days following the Ableco Payment. Each of you and the Company hereby agree that the Debt Recovery Bonus attributable to the Ableco Payment shall be paid to you in full on the earlier of (i) the successful completion of an initial public offering involving the Vince Business, (ii) the consummation of a sale of all or substantially all of the Vince Business to a third party not affiliated with the Company, (iii) December 31, 2013 or (iv) the termination of your employment for any reason. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement. No further modifications to the Employment Agreement are intended hereby and the Employment Agreement otherwise remains in full force and effect.

Sincerely,

/s/ Chris Metz

Chris Metz

Director

Acknowledged and agreed, this 11th day of June, 2013:

/s/ Jill Granoff
Jill Granoff